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                                                                    EXHIBIT 23.1



                              ACCOUNTANTS' CONSENT


The Board of Directors
SPSS Inc.:

We consent to incorporation by reference in the registration statement on Form S-3 of SPSS Inc. of our report dated February 21, 1996, except as to Note 14, which is as of March 15, 1996, relating to the consolidated balance sheets of SPSS Inc. and subsidiaries as of December 31, 1995, and 1994, and the related consolidated statements of income, stockholders' (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and the related schedule, which report appears in the December 31, 1995, annual report on Form 10-K of SPSS Inc.



                                              /s/ KPMG PEAT MARWICK LLP
                                              KPMG PEAT MARWICK LLP




Chicago, Illinois
August 12, 1996